Exhibit 99.1

Contacts:

Investors

Erin Lampert

415-983-8391

Erin.Lampert@McKesson.com

Media

Kris Fortner

415-983-8352

Kris.fortner@mckesson.com

McKesson Announces Departure of EVP, CFO Jeff Campbell

Nigel A. Rees, vice president and controller, to serve as interim chief financial officer

SAN FRANCISCO, June 20, 2013—McKesson Corporation (NYSE: MCK) today announced that Jeffrey C. Campbell, executive vice president and chief financial officer, will leave the company at the end of June to become the chief financial officer of American Express Company. Campbell has served McKesson as CFO since 2003, playing an instrumental role in extending the company’s leadership in healthcare services and information technology.

“Jeff is a talented executive and we thank him for his tremendous contributions over the past decade,” said John Hammergren, chairman and chief executive officer, McKesson Corporation. “He has superbly guided McKesson’s financial functions during a period of steady growth and shareholder value creation, and he has developed a strong team of individuals who will continue leading our finance operations during this transition. We wish Jeff the greatest success in his future with American Express.”

Until Campbell’s permanent replacement has been named, Nigel A. Rees, vice president and controller, will assume the role of interim chief financial officer, effective June 28. A 12-year McKesson veteran, Rees previously served as senior vice president of finance at Adecco, SA, a global staffing and professional services company. He also has held senior finance leadership roles with Tandem Computers, Inc., International Microcomputer Software, Inc., and Challenge Dairy Products, Inc. Rees is a CPA and began his career in public accounting with Deloitte and Touche LLP. He holds an M.B.A. from the University of Washington and a B.A. from Whitman College.

“My time at McKesson has been an extraordinary experience, and I am delighted to be leaving the company in such great shape,” said Campbell. “It has been a privilege to contribute to McKesson’s success and I believe that few organizations are better positioned to capitalize on the opportunities ahead in healthcare. After a decade of working with John and the team to build a world-class finance function, I am excited to begin a new chapter with American Express and help one of the world’s most respected financial services firms extend its track record of performance.”

About McKesson

McKesson Corporation, currently ranked 14th on the FORTUNE 500 list, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit us at www.mckesson.com.